Exhibit 99.1

From:   EnviroStar Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR RELEASE: at 1:00 PM, Friday, February 8, 2013

EnviroStar, Inc.  Announces Second Quarter Results

Company Reports Increased Revenues And Earnings

Miami, FL – February 8, 2013, – EnviroStar, Inc., (NYSE MKT: EVI), today reported revenues and earnings for the six and three month periods ended December 31, 2012.  For the first six months of fiscal 2013, revenues increased by 14.8% to $12,958,823 from $11,290,121 for the same period of fiscal 2012.  Net earnings increased by 11.3% to $276,994 or $.04 per share compared to net income of $248,894 or $.04 per share for the same period of fiscal 2012.

For the second quarter of fiscal 2013, revenues increased by 29.4% to $6,445,709 from $4,982,250 in the comparable period of fiscal 2012. Net earnings for the period increased by 712.9% to $125,155 or $.02 per share compared to $15,396 or $.01 per share for the second quarter of fiscal 2012.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “While we are pleased with the Company’s performance for the six and three month periods of fiscal 2013, the Company has experienced some slight delays in a few of the scheduled shipments from our historically high backlog. These shipments which were scheduled for the second quarter have been rescheduled to ship in the third and fourth quarters of fiscal 2013.” He also indicated that these delays are normal and often occur when dealing with building permits and construction.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE MKT:EVI)

Summary Unaudited Consolidated Statements of Income

	Six months ended December 31,		Three months ended December 31,
	2012	2011	2012	2011

Revenues	$12,958,823	$11,290,121	$6,445,709	$4,982,250

Earnings before income taxes	449,039	403,560	202,016	27,278
Provision for income taxes	172,045	154,666	76,861	11,882

Net earnings	$276,994	$248,894	$125,155	$15,396

Basic and diluted earnings per share	$.04	$.04	$.02	$.01

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732